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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

COLUMBIA FUNDS SERIES TRUST II

ACTIVE PORTFOLIOS MULTI-MANAGER VALUE FUND (THE FUND) (KNOWN AS COLUMBIA ACTIVE PORTFOLIOS - DIVERSIFIED EQUITY INCOME FUND PRIOR TO DECEMBER 11, 2013)

Effective December 11, 2013, the Fund made certain changes to its principal investment strategies including that the Fund may invest in certain derivative instruments as part of its principal investment strategies. Further, effective on or about January 21, 2014, the Fund's principal investment strategies were changed to remove the policy that, under normal market conditions, the Fund will invest at least 80% of its net assets (including the amount of any borrowings for investment purposes) in dividend-paying common and preferred stocks. . Such revised policies are described in a supplement, dated
November 21, 2013, to the Fund's prospectus filed with the Securities and Exchange Commission on November 22, 2013, pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-13-450768), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

COLUMBIA SELECT LARGE-CAP VALUE FUND

Effective December 1, 2013, the Fund made certain changes to its principal investment strategies. The Fund changed its 80% policy from "Under normal market conditions, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in the common stock of "value" companies with large market capitalizations ($4 billion or more) at the time of purchase by the Fund." to "Under normal circumstances, at least 80% of the Fund's net assets (including the amount of any borrowings for investment purposes) are invested in equity securities of large capitalization issuers." Such revised policies are described in an amendment to the registration statement of Columbia Funds Series Trust II filed with the Securities and Exchange Commission on September 27, 2013 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-13-381856), which is hereby incorporated herein by reference.

COLUMBIA SELECT SMALLER-CAP VALUE FUND

Effective December 1, 2013, the Fund made certain changes to its principal investment strategies. The Fund changed its 80% policy from "Under normal market conditions, the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in the common stock of "value" companies with smaller market capitalizations ($3 billion or less) at the time of purchase by the Fund." to "Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of any borrowings forinvestment purposes) in equity securities of smaller capitalization issuers." Such revised policies are described in an amendment to the registration statement of Columbia Funds Series Trust II filed with the Securities and Exchange Commission on September 27, 2013 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-13-381856), which is hereby incorporated herein by reference.